Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
OVASCIENCE, INC.

OvaScience, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A. The name of the Corporation is OvaScience, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 5, 2011 under the name OvaStem, Inc. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 30, 2013 (the “Prior Certificate”). A certificate of Amendment to the Prior Certificate was filed with the Secretary of State of the State of Delaware on December 6, 2018.

B. This Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Prior Certificate, as amended, and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

C. Article FIRST of the Prior Certificate, as amended, is hereby amended and restated to read as follows:

“FIRST: The name of the Corporation is Millendo Therapeutics, Inc.”

D. The Certificate of Amendment so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate, as amended, remain in full force and effect.

IN WITNESS WHEREOF, OvaScience, Inc. has caused this Certificate of Amendment to be signed by Julia C. Owens, Ph.D., a duly authorized officer of the Corporation, on December 7, 2018.

OVASCIENCE, INC.

By:	/s/ Julia C. Owens, Ph.D.
	Name:	Julia C. Owens, Ph.D.
	Title:	President and Chief Executive Officer